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                                                                   Exhibit 10.01

                             [OCULAR SCIENCES LOGO]

June 7, 2000

Mr. Ed Cummins
939 Sandcastle
Corona del Mar, CA 92625

Dear Ed,


        This letter will confirm that Ocular Sciences, Inc. (the "Company") has retained you to assist it with identifying and consummating a possible acquisition or business combination. You will provide such services to the Company in this regard as the Company reasonably requests, including meeting with principals and professionals involved in the transaction, preparing analysis, and assisting in the structuring of the transaction.

        As you are aware, the Company has previously entered into an agreement with Morgan Stanley & Co. Incorporated dated December 16, 1998, to provide related services (the "Morgan Agreement").

        This letter will confirm to you that if the Company enters into a "Transaction", then you will be entitled to a fee of 3/8% of the "Aggregate Value" of the Transaction, if the Transaction involves one other company, and 1/2% of the Aggregate Value of the Transaction if the Transaction involves more than one other company in a substantial way. In no event will your total fee be greater than 1/2% of the Aggregate Value of the Transaction. The terms "Transaction" and "Aggregate Value" shall have the meanings set forth in the Morgan Agreement. The minimum fee for a Transaction set forth in this agreement shall be $250,000.

        The Company will also reimburse you for your reasonable expenses incurred in the performance of your services hereunder, as such expenses are incurred, including travel costs, document production and document delivery, provided that expenses in excess of $10,000 per month need to be approved by the Company in advance.

        You will maintain the confidentiality of all Company confidential information and will only disclose such information with the approval of an officer of the Company.

        The Company will have no obligation to accept a proposed Transaction, and may reject any and all proposals in its sole discretion. Additionally, the Company may terminate your services at any time. If the Company terminates your services, then you will be entitled to (i) payment for reimbursable expenses incurred prior to the date of termination and (ii) the Transaction fee set forth above for any Transaction consummated on or before November 18, 2000. If the Company does not consummate a Transaction by November 18, 2000, then the Company will pay you at such time, for



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                             [OCULAR SCIENCES LOGO]


your hours actually expended in performing the services hereunder, at a rate of $300 per hour, up to a maximum of $45,000 and your services will be terminated.

        Ed, if the foregoing accurately reflects our agreement, please sign below to so indicate.


Very truly yours,

 /s/ JOHN FRUTH
----------------------------------
John Fruth
Chairman of the Board



Accepted and Agreed:

 /s/ ED CUMMINS
----------------------------------
Ed Cummins




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                                OCULAR SCIENCES



June 7, 2000

Mr. Ed Cummins
939 Sandcastle
Corona Del Mar, CA 92625

Dear Ed:

This letter is to confirm Ocular Sciences agreement with you regarding certain consulting services. You have agreed to act as "interim Chief Financial Officer" for Ocular under the following conditions:

1.  You will act as an independent consultant and not as an employee;

2. The time commitment will be approximately one-half time, with as much presence at the South San Francisco office as practical given your other time commitments;

3.  You will report to the CEO

4. Your responsibilities will be those generally assumed by a CFO under these circumstances;

5.  The duration of this engagement will be as mutual agreed;

6. Compensation will be at the rate of $4,500 per week, payable every other week.

The Board and I greatly appreciate your help under the present circumstances and to put aside many of your personal plans.

Sincerely,

 /s/ JOHN FRUTH
--------------------------------
John Fruth